FIRST AMENDMENT TO

PIEDMONT INVESTMENT TRUST

ADMINISTRATION AGREEMENT

WHEREAS, PIEDMONT INVESTMENT TRUST (the "Trust"), a Delaware business trust having its principal place of business at 120 Club Oaks Court, Suite 200, Winston Salem, North Carolina 27104, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, have entered into an Administration Agreement as of June 15, 2007 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective, the Trust and Ultimus agree to amend the Agreement.

1.	Section 1(s) of the Agreement is deleted and replaced with the following:

(s)	prepare and file with the SEC the annual report for the Trust on Form N-CEN, its semiannual reports on Form N-CSR, and its monthly reports on Form N-PORT, and all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	FEES

In addition to the Administration Fees set out in Schedule B of the Agreement, the Trust agrees to amend Schedule B of the Agreement as follows:

Pursuant to Section 4, beginning on June 1, 2018, the Trust agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and N-PORT and to meet the requirements of Rule 30a-1 under the 1940 Act. In addition, the Trust will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

Pursuant to Section 4, the Trust agrees to pay Ultimus a one-time implementation fee of per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

2. Excepted as amended hereof, the Agreement shall remain in full force and effect.

Executed this th day of , 2018

PIEDMONT INVESTMENT TRUST

By:
David B. Gilbert, President

ULTIMUS FUND SOLUTIONS, LLC

By:
Robert G. Dorsey, Chief Executive Officer